CHARTER ATLANTIC

CORPORATION GROUP

CODE OF ETHICS

and

AML COMPLIANCE POLICIES

April 2009

Covering

CHARTER ATLANTIC CORPORATION

FISCHER FRANCIS TREES & WATTS, INC.

FISCHER FRANCIS TREES & WATTS

FISCHER FRANCIS TREES & WATTS (SINGAPORE), PTE. LTD.

MALBEC PARTNERS, INC.

MALBEC PARTNERS LLP

A. CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics sets forth the policies and procedures of Charter Atlantic Corporation (“CAC”), and CAC’s affiliated companies1 (each of CAC and its affiliated companies, a “Firm” and collectively, the “Firms”) regarding business ethics, confidentiality and trading in Securities (as defined below). The conduct of any Covered Person (as defined below) both inside and outside a Firm must recognize that the Firm’s clients always come first and that such individual must avoid any abuse of his or her position of trust and responsibility. Each Covered Person is expected to adhere to the highest standards of professional and ethical conduct and must avoid any situation that may give rise to an actual or potential conflict of interest, or the appearance of a conflict, with a client’s interests. Each Covered Person is required to comply with all applicable laws of the jurisdiction to which the Covered Person is subject, including but not limited to the Securities Act of 1933,, as amended (the “1933 Act”); the Securities Exchange Act of 1934, as amended (the “1934 Act”); the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended (the “Investment Company Act”); the Investment Advisers Act of 1940, as amended (the “Advisers Act”); Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any such act (collectively, “the Federal Securities Laws”). In addition, each Covered Person must exercise reasonable care and professional judgment to avoid engaging in actions that put any Firm’s reputation at risk. Because Investment Personnel (as defined below) have access to detailed information about clients, there are additional requirements in the Code of Ethics that are specifically applicable to Investment Personnel.

The requirements of this Code of Ethics are in addition to those set out in each Firm’s other policies and procedures, including but not limited to the Advisers Act of 1940 Policies and Procedures Manual and (in the case of FFTW) the UK Compliance Manual, which Covered Persons are also required to read and comply with.

These policies and procedures are mandatory and are designed to protect the business interests of each Firm and its clients. This Code of Ethics is adopted pursuant to Rule 204A-1 of the Advisers Act and Rule 17J-1 under the Investment Company Act.

Upon becoming a Covered Person, you are required to read and understand the policies and procedures contained in this Code of Ethics and sign the Certificate of Receipt attached hereto on Exhibit 1 acknowledging that you have received, reviewed, understand and agree to be bound by the Code of Ethics. Thereafter, on an annual basis all Covered Persons are required to certify their compliance with the provisions of the Code of Ethics by completing the form attached hereto on Exhibit 2. In addition, upon the making of any material amendments to the Code of Ethics, the Firms will distribute the amended Code of Ethics to each Covered Person, who will be required to read and understand the policies and procedures contained in the amended Code of Ethics and sign the Certificate of Receipt – Amended Code of Ethics attached hereto on Exhibit 8 acknowledging that he/she has received, reviewed, understands and agrees to be bound by the amended Code of Ethics.

Failure to comply with these policies and procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from CAC, the relevant Firm(s) and/or under applicable unemployment insurance laws. The relevant Firm(s)) will investigate any matter for which the facts suggest that the Code of Ethics may have been violated.

[1]

Affiliates of CAC currently include Fischer Francis Trees & Watts, Inc. (“FFTW NY”), Fischer Francis Trees & Watts, a UK partnership (“FFTW UK”), Fischer Francis Trees & Watts (Singapore), PTE. LTD. (“FFTW(Singapore)” and together with FFTW NY and FFTW UK, “FFTW”), Malbec Partners, Inc., and Malbec Partners LLP ( together with Malbec Partners, Inc. “Malbec”).

All questions concerning the interpretation or application of the policies and procedures set forth in this Code of Ethics should be addressed to the Chief Legal and Risk Officer or her delegee. All Covered Persons are encouraged to seek advice with respect to any action or transaction which may violate this Code of Ethics and to refrain from any action or transaction which might lead to the appearance of a violation. Upon commencement of employment, and on an annual basis thereafter, all employees are required to complete the Initial and Annual Employee Disclosure Information Statement attached as Exhibit 7. At any point during employment, if an employee is or becomes the subject of an investigation (as specified in Exhibit 7), prosecution, or a conviction of any offence involving fraud or dishonesty, the employee should report this information immediately to a member of the Risk Oversight group. In the event there are no interim changes, each employee is still required to provide a completed Employee Disclosure Information Form attached hereto as Exhibit 7 on an annual basis.

II.	DEFINITIONS

1. “Beneficial Ownership” is to be determined in the same manner as it is determined for purposes of Rule 16al-(a)(2) under the 1934 Act. This means that a person should generally consider himself or herself the beneficial owner of any Securities of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the Securities.2

2. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Beneficial ownership, either directly or through one or more controlled companies, of more than 25% of a company’s outstanding voting Securities is presumed to give the holder thereof control over the company.

3. “Covered Person” generally includes any director, officer or employee of any Firm or any person associated with the Firm. The term will also include an appointed representative of any Firm or any employee of an appointed representative. The term does not include the directors of CAC who are representatives of BNP Paribas. These directors are not involved in the day-to-day activities of the Firm and (i) do not have access to non-public information regarding (A) client securities transactions or (B) portfolio information regarding portfolio holdings of any SEC-registered funds or (ii) are not involved in making securities recommendations to clients, or have access to such recommendations when they are nonpublic. Accordingly, these directors are not “access persons” under Rule 204A-1 of the Advisers Act or “advisory persons” under Rule 17j-l of the Investment Company Act.

5. “Derivative” a financial instrument, the value of which is derived from the value of an underlying asset. The underlying asset could be a physical commodity, an interest rate, a share of common stock, a stock index, a currency, or virtually any other tradable instrument upon which two parties can agree. Index funds, equity exchange-traded options, and exchange traded funds are not deemed Derivatives. All futures products are Derivatives for the purposes of this Code, even if they are also regulated as Securities.

7. “Exempt Securities” means Securities that are not subject to the pre-approval requirements in Section VI. C. of the Code. Exempt Securities include: (i) United States Treasury securities; (ii) bankers’ acceptances, bank certificates of deposit and time deposits, commercial paper and high quality short-term debt instruments (less than 270 days); (iii) shares issued by open-end mutual funds, (iv) shares issued by unit investment trusts that are invested exclusively in one or more mutual funds; (v) equity securities (but not in the case of Malbec Covered Persons); (vi) options on

[2]

Unless the Covered Person does not have any direct or indirect influence or control over the account in question, generally a Covered Person will be regarded as having beneficial ownership of Securities held in his or her name, or in the name of any of the following persons: (1) his or her spouse or minor child; (2) a relative sharing the same house; (3) anyone else, if the Covered Person: (a) obtains benefits substantially equivalent to ownership of the Securities; or (b) can obtain ownership of the Securities immediately or at some future time. If anyone has questions regarding this policy concerning relatives of a Covered Person, he or she should discuss the situation with a member of the Risk Oversight group.

equity securities or equity index options (but neither are “Exempt Securities” in the case of Malbec Covered Persons); (vii) exchange traded-funds (ETFs); and (viii) closed-end investment companies. As set forth in Section VI. I. of the Code, holdings and transactions in Exempt Securities may be subject to reporting requirements.

7. “FFTW-Managed Fund” means any open-end investment company that is sub-advised by FFTW.

8. “Front-Running” means the buying or selling of a Security, or other financial instrument, with the intent on taking advantage of the market impact ahead of a transaction in the underlying Security by or on behalf of a Managed Account.

9. “Initial Public Offering” or “IPO” means an offering of equity or debt securities registered under the Securities Act of 1933, as amended (“1933 Act”) of an issuer not previously subject to reporting requirements.

10. “Investment Personnel” or “Investment Person” means any Covered Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Firm, or whose functions relate to the making of any recommendations with respect to purchases or sales of Securities for Managed Accounts, as defined below, including without limitation portfolio managers, portfolio analysts and credit analysts. The term also includes any natural person in a control relationship to a Firm who obtains information concerning recommendations made to a Managed Account with regard to the purchase or sale of Securities by the Managed Account.

11. “Limited Offering” means an offering that is exempt from registration under the 1933 Act.

12. “Managed Account” means any account for which one of the Firms acts as an investment adviser or subadviser, including FFTW-Managed Funds and (in the case of Malbec) the Malbec Funds.

13. “Malbec Funds” means any of the private funds from time to time managed or advised by Malbec.

14. “Purchase or Sale of a Security” means obtaining or disposing of Beneficial Ownership of that Security and includes, among other things, the writing of an option to purchase or sell a Security.

15. “Round Turn” means a complete Derivatives or futures transaction, including both an entry and exit. Also called a round trip.

16. “Scalping” means buying and selling a Security or other instrument, including a Derivative, on the same day as a Managed Account and includes, among other transactions, the buying of a Security when a Managed Account will be selling that Security or selling a Security when a Managed Account is buying that Security with the intention of taking advantage of the market impact of the trades by the Managed Account.

17. “Security” means note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

18. “Security held or to be acquired” means (i) any Security which, within the most recent 15 days (a) is or has been held by a Managed Account or (b) is being or has been considered by a Managed Account or a Firm for purchase by the Managed Account; and (ii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security described in section (i) of this term.

III.	MANAGING POTENTIAL TRADING CONFLICTS

No Favoritism. No Managed Account shall be favored with respect to the selection of Securities, foreign exchange contracts or Derivatives, sale of Securities, foreign exchange contracts or Derivatives, or timing of purchase or sale of Securities, foreign exchange contracts or Derivatives over any other Managed Account.

Transactions with Other Managed Accounts. No Securities, foreign exchange contracts or Derivatives shall be sold to or purchased from one Managed Account by another Managed Account, and no Securities, foreign exchange contracts or Derivatives shall be sold to or purchased from any of the Firms by any Managed Account, unless approved by the Chief Legal and Risk Officer or her delegee.

Selection of Dealers. All Securities, foreign exchange contracts or Derivatives purchased and sold for Managed Accounts shall be purchased from and sold to established Securities dealers, which shall be selected in a manner consistent with seeking to obtain best execution of all Securities, foreign exchange contracts or Derivatives transactions for each Managed Account. No concessions on prices shall be made to any dealer by reason of services performed or goods supplied or offered to be performed or supplied. Employees must also comply with each Firm’s prohibitions on soft dollar agreements with broker-dealers.

Block Purchases. As an adviser and a fiduciary to its clients, each Firm places its clients’ interests first and foremost. Consistent with this fiduciary duty, FFTW’s trading procedures seek to insure that all clients are treated fairly and equitably and that no client account is advantaged or disadvantaged over another. In furtherance of this policy, whenever possible, FFTW purchases and sells Securities, foreign exchange contracts or Derivatives as a block transaction. As a matter of policy, block transactions, including transactions in initial offerings, are allocated fairly and equitably across all participating accounts utilizing an automated, non-preferential proprietary trade execution system that allocates the trades according to each participating portfolio’s size and risk profile. The automated allocation system ensures that no Managed Account is favored with respect to the selection of Securities, foreign exchange contracts or Derivatives or timing of purchase or sale of Securities, foreign exchange contracts or Derivatives over another Managed Account.

If the aggregate amount of Securities, foreign exchange contracts or Derivatives purchased or sold is for reasons of price or availability less than the initial amount desired, the actual amount of Securities, foreign exchange contracts or Derivatives purchased or sold, to the degree it is feasible, shall be allocated among the Managed Accounts in approximate proportion to the initial amounts designated for such Managed Accounts, unless it is determined by a senior officer of FFTW that it is in the best interests of such Managed Accounts to have a different allocation. Any such determination shall be documented and a copy sent to the Chief Legal and Risk Officer or her delegee.

Currently, Malbec’s investment teams are dedicated to specific funds (i.e., the Malbec Funds). Malbec does not anticipate entering into block transactions. If Malbec engages in block transactions (because, for example, it commences management of separate accounts), Malbec shall be subject to these policies and procedures on block purchases, which shall be construed accordingly.

IV.	CONFIDENTIALITY

Prohibition on Trading On the Basis of Confidential Information. Confidential information is known by virtually every Covered Person. No confidential information should be used by any Covered Person for any direct or indirect personal benefit during the term of such person’s relationship with CAC or a Firm or after such relationship has ended. This restriction applies regardless of the source of such information and includes trading Securities, foreign exchange contracts or Derivatives on the basis of such confidential information or advising others to trade on such basis.

When is Information “Confidential” ? In general, any information received from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be assumed by such Covered Person to be non-public, confidential information. A Covered Person should not regard information as having been “publicly disseminated” unless he or she can point to some fact or event demonstrating that the information is generally available; for example, disclosure of the information in a press release, in daily newspapers or in public disclosure documents such as prospectuses or annual reports. If a Covered Person is unclear whether information is confidential, he or she should consult a senior officer of the relevant Firm.

Confidential information may be related to CAC, a Firm, , its clients, its employees or other business or governmental entities. Examples of confidential information include, but are not limited to, information concerning the Securities, foreign exchange contracts or Derivatives transactions of a client or of any Firm before they are executed, investment guidelines and policies of clients that are not publicly known, or the operations or condition of any client.

Procedures Regarding Confidential Information. Confidential information should never be disclosed to any outsider (including any relative of a Covered Person). Caution is to be taken against making even casual remarks which might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts. Care should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where outsiders could obtain confidential information they should not have. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be securely maintained and should not be displayed in elevators or left in conference rooms, on desks, or in other locations where they may be seen by outsiders or by unauthorized personnel. Extra or unnecessary documents containing confidential information should be promptly destroyed.

Covered Persons are also subject to and must comply with each Firm’s Office Space Procedures, which procedures supplement this Code of Ethics and have been provided to all Covered Persons.

Trade Secrets. All computer programs, investment methods and techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with CAC or a Firm is the property of CAC or the Firm and no Covered Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property or confidential information during the course of any future employment. Upon termination of a Covered Person’s relationship with CAC or a Firm, such Covered Person should return to CAC and the Firm all confidential information and trade secrets he or she may have obtained as a result of the Covered Person’s relationship with CAC or the Firm.

V.	POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST

The purpose of these policies is to ensure that the interest of each Firm’s clients, and those of each Firm and CAC in general, come before what might, in any circumstances, be construed as a Covered Person’s own individual interest or benefit.3

Conflicts of interest, the potential for conflicts, or even the appearance of such conflicts are to be avoided. A Covered Person’s decisions about the best interests of the clients should not be compromised or appear to be compromised by his or her investments or other economic or personal interests. Questions of proper business ethics and conflicts of interest are often difficult to discern and to resolve. If there is any question regarding what constitutes a conflict of interest, a Covered Person should consult a senior officer of the relevant Firm for an interpretation of a situation before he or she acts.

Outside Activity. Covered Persons are encouraged to engage in worthy activities for their community or personal development. Such activities, however, should not be allowed to impair the working efficiency or

[3]	In the case of FFTW UK, in certain circumstances it may be necessary to disclose the existence of the conflict to the relevant client. Please refer to FFTW UK’s Compliance Manual for more information.

responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors, advisors, or in other forms of participation in other companies or organizations. Because such commitments can involve substantial, responsibilities and potential conflicts of interest or the appearance of such conflicts, Covered Persons should not accept such positions without the prior written approval of their supervisor (or in the case of a Malbec Covered Person, without the prior written approval of Malbec’s Chief Executive Officer or Chief Operating Officer). If the Covered Person is a member of the Management Committee, he or she will need to obtain the approval of the Management Committee. Once obtained, evidence of the approval must be provided to CAC’s Chief Legal and Risk Officer or her delegee.

Covered Persons must seek pre-approval of such outside activities by submitting a signed and completed “Outside Activity Disclosure Form”, in the form of Exhibit 9 hereto, to the appropriate persons or persons referred to above. (Each newly employed Covered Person must submit the same form upon commencement of his or her employment to the appropriate persons or persons referred to above.)

Personal Finance. In addition to the specific limitations regarding Personal Securities Trading (see the following Article VI), unless otherwise approved in advance by the Chief Legal and Risk Officer, or her delegee, Covered Persons are prohibited (other than by ownership of publicly traded Securities) from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the Covered Person might materially benefit or appear to benefit as a consequence of CAC or any Firm’s activities with the entity. If there is any question, a Covered Person should consult a member of the Risk Oversight group for an interpretation of a situation before he or she acts.

Generally, Covered Persons are expected to conduct their personal finances and investments in a prudent manner.

Gifts and Entertainment.

As a matter of policy, Covered Persons should not give or accept personal gifts or other inducements where doing so is likely to conflict in a material way with any duty which a Firm owes to its clients. In order to ensure that such conflicts do not arise, the following procedures must be complied with when accepting or giving gifts in the course of conducting business on behalf of a Firm.

Gifts - All personal gifts valued between $100 and $250 must be immediately reported to the recipient’s supervisor or, if the recipient is a member of the Management Committee, to the Management Committee. If the recipient’s supervisor, or the Management Committee, as the case may be, believes that the receipt of such gift creates the appearance of conflict, the gift must be returned. In addition, all gifts valued over $100 must be reported to the Risk Oversight group on a quarterly basis by completing the gift form attached hereto on Exhibit 3. The Risk Oversight group shall maintain a register of all gifts exceeding $100 in value.

Gifts exceeding $250 in value must be reported immediately upon receipt to the Chief Legal and Risk Officer, or her delegee, and to the recipient’s supervisor or the Management Committee if the recipient is a member of the Management Committee.4

Entertainment - If any entertainment, including dinners, sporting events, cocktail parties, trips and events involving airfare and overnight accommodations, is received by Covered Persons from third party services providers with whom any Firm transacts business, including but not limited to counterparties, custodians and broker-dealers, prior approval of the recipient’s supervisor, or the Management Committee (if the recipient is a member of the Management Committee) or Malbec’s Chief Executive Officer or Chief Operating Officer (if the recipient is a Malbec Covered Person), is required if such entertainment is expected to exceed $250 in value. If the value is expected to exceed $500 in value, prior approval of the Chief Legal and Risk Officer, or her delegee, must also be obtained.

[4]

Seasonal gifts (i.e. holiday gift baskets) that are shared by a Firm’s employees provided without obligation by the Firm’s clients or service providers are not considered gifts that may conflict in a material way with the Firm’s obligations to its clients and therefore do not require reporting.

VI.	STANDARDS OF CONDUCT AND REQUIREMENTS RELATING TO PERSONAL TRADING

A. Statement of Policy. It is the policy of each Firm that any personal trading by a Covered Person should not interfere with one’s professional duties and should never compromise any Firm’s fiduciary duties to its clients. Accordingly, each Firm’s policies with respect to personal trading are broader in scope than the specific restrictions described below. An employee who spends a significant amount of the business day trading for his or her own account is not placing the interests of clients first. While each Firm strives to provide clear guidance to all Covered Persons with regard to personal trading, the financial marketplace is constantly evolving as new techniques and instruments are developed over time. While each Firm will endeavor to keep the Code of Ethics current in light of these circumstances, it is the duty of all Covered Persons to conduct personal trading activities within the letter and spirit of this Code of Ethics in order to recognize these considerations. Each Firm will consider these principles when reviewing personal trading activities by Covered Persons and violations of these principles will be addressed in much the same manner as violations of the specific restrictions set forth below.

Notwithstanding that certain personal trading is permitted, subject to compliance with the requirements below, speculative trading by Covered Persons for personal accounts is discouraged and should be avoided.

B. General Standards of Conduct. In connection with the purchase or sale, directly or indirectly, of a Derivative, Security or foreign exchange contracts held or to be acquired” by a Managed Account, a Covered Person shall not:

1.	employ any device, scheme or artifice to defraud such Managed Account;

2.	make to such Managed Account any untrue statement of a material fact or omit to state to such Managed Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Managed Account;

4.	appropriate for personal gain an investment opportunity that should be provided to a Managed Account;

5.	transact in any Security, foreign exchange contract or Derivative based on Confidential Information as described in Article IV; or

6.	engage in any manipulative practice with respect to such Managed Account including, without limitation, front-running, scalping, market timing or any other transaction if the transaction is effected with a view to making a profit from a change in the price of such Security resulting from anticipated transactions by or for a Managed Account.

C. Pre-Approval Requirements.

Covered Persons must obtain pre-approval, pursuant to the procedures set forth below, for the following transactions:

1.	Transactions in fixed-income Securities, Derivatives, and foreign exchange contracts;

2.	Acquisition of Beneficial Ownership in any IPO or Limited Offering[5];

3.	Acquisition of any interest in an FFTW-Managed Fund or a Malbec Fund;

4.	(Malbec Covered Persons only) transactions in equity securities, options on equity securities and equity index options.

Please refer to the table below under “Summary of Reporting and Pre-Approval Requirements.”

D. Short Term Trading. All Covered Persons who purchase interests of an FFTW-Managed Fund or a Malbec Fund in accordance with the procedures above must hold such interests for a minimum of 90 days after such purchase. Covered Persons may not profit from the purchase and sale, or the sale and purchase of interests in any FFTW-Managed Fund or Malbec Fund within any 30 calendar day period. In addition to being subject to sanctions for violations of this Code of Ethics, any profits from short-term trading in an FFTW-Managed Fund or Malbec Fund shall be relinquished.

E. Limitations on the Number of Transactions Requiring Pre-Approval. Each Covered Person is limited to four (4) transactions requiring pre-approval (as specified in sub-section C above) within any calendar month. Any round turn transaction in a futures contract or other Derivative shall count as two transactions for the purposes of this limitation.

F. Procedure for Pre-Approval. Each transaction requiring pre-approval should be described on the appropriate form, attached hereto on Exhibit 4, and submitted for approval to the Chief Legal and Risk Officer or her delegee. The required form is available from the Risk Oversight group and should be filled out to identify the Security, Derivative or foreign exchange contract, amount and type of transaction.

For Investment Personnel of FFTW, transactions requiring pre-approval must be approved by both (i) the Investment Personnel’s respective Investment Product Head or his/her delegee (or the Chief Operating Officer, Investment Team, in the case of any Investment Product Head seeking pre-approval), and (ii) the Chief Legal and Risk Officer or her delegee. If the Chief Operating Officer, Investment Team, shall request any pre-approval in respect of a transaction requiring pre-approval, such transaction must be approved by the Chief Legal and Risk Officer or her delegee.

For Investment Personnel of Malbec, transactions requiring pre-approval must be approved by both (i) the Senior Risk Manager of Malbec, and (ii) the Chief Legal and Risk Officer or her delegee. If the Senior Risk Manager of Malbec shall request any pre-approval respect of a transaction requiring pre-approval, such transaction must be approved by the Chief Legal and Risk Officer or her delegee.

If the Chief Legal and Risk Officer shall request any pre-approval in respect of a transaction requiring pre-approval, such transaction must be approved by the Management Committee.

In no event can an individual with pre-approval authority pre-approve his/her own transaction.

Approval or disapproval will be given as quickly as possible and will be based on a determination of whether the proposed transaction (i) violates any policies and procedures of CAC or any Firm, as applicable, including this Code of Ethics or (ii) presents a material conflict of interest between a client of CAC or any Firm, as applicable, and the Covered Person. Records of pre-approval determinations will be maintained by the Risk Oversight group.

[5]

The pre-approval requirements for IPOs and Limited Offerings includes transactions in any option to purchase or sell an IPO or Limited Offering Security or transactions in any convertible Security linked to an IPO or Limited Offering Security.

Any pre-approval granted is valid until the close of business on the business day immediately following the date pre-approval is granted. If the pre-approved transaction is not executed within that lime frame, the pre-approval expires and the transaction must be pre-approved again.

G. Required Reports of Securities Transactions and Holdings.

Initial reporting of Securities holdings. Except for those Exempt Securities for which no holdings reports are required (as set forth below), each Covered Person shall make an initial report of the following information no later than ten days after the Covered Person becomes a Covered Person (which information must be current as of the date not more than 45 days prior to the date the report was submitted) by completing the form attached hereto on Exhibit 6:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security, Derivative or foreign exchange contract in which the Covered Person had any Beneficial Ownership when the person became a Covered Person;

2.	The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Securities (including Exempt Securities), Derivatives or foreign exchange contracts were held for the Beneficial Ownership of the Covered Person as of the date the person became a Covered Person; and

3.	The date that the report was submitted by the Covered Person.

Quarterly Reporting. Each Covered Person shall make a quarterly report of the following information no later than thirty days after the end of the calendar quarter in which the transaction to which the report relates occurred by completing the form attached hereto on Exhibit 5.

Quarterly Reporting of Securities Transactions. Except for those Exempt Securities for which no quarterly reporting is required (as set forth in the table below under “Summary of Reporting and Pre-Approval Requirements”), with respect to any transactions in Securities, Derivatives of foreign exchange contracts in which the Covered Person had Beneficial Ownership, such reports shall contain the following information:

1.	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of any broker, dealer or bank with whom the transaction was effected; and

5.	The date that the report was submitted by the Covered Person.

If no purchases, sales or other transactions were effected in the quarter in question, the Covered Person should check the appropriate box on the form.

Quarterly Reporting of New Accounts. With respect to any new account established by a Covered Person in which any Securities (including Exempt Securities), Derivatives or foreign exchange contracts were held during the quarter for the Beneficial Ownership of the Covered Person, the reports shall contain the following information:

1.	The name of any broker, dealer or bank with which the Covered Person established the account;

2.	The date the account was established; and

3.	The date that the report was submitted by the Covered Person.

If no new accounts were established in the quarter in question, the Covered Person should check the appropriate box on the form.

Annual reporting of Securities holdings. Except for those Exempt Securities for which no holdings reports are required (as set forth in the table below under “Summary of Reporting and Pre-Approval Requirements”), each Covered Person shall make an Annual Report, attached hereto on Exhibit 6, of the following information not later than 45 days after the end of the calendar year (which information must be current as of the date not more than 45 days prior to the date the report was submitted):

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of any Security for which the Covered Person had any Beneficial Ownership;

2.	The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any Securities (including Exempt Securities), Derivatives or foreign exchange contracts were held for the Beneficial Ownership of the Covered Person; and

3.	The date that the report was submitted.

Exceptions from Reporting and/or Pre-Approval Requirements for Certain Transactions

1.	Reporting (initial, annual and quarterly reports) and pre-approval is not required with respect to Securities, Derivatives or foreign exchange contracts held in accounts over which the Covered Person had no direct or indirect influence or control.

2.	Quarterly reporting and pre-approval are not required with respect to automatic dividend reinvestment and stock purchase plan acquisitions (initial and annual reporting is required).

3.	Pre-approval is not required with respect to transactions that result from a corporate action applicable to all similar Security holders (such as splits, tender offers, mergers, stock dividends, etc.).

Any Covered Person wishing to seek an exemption from the pre-approval requirement for a transaction in a Security not covered by these exceptions that has similar characteristics to an Exempt Security or transaction with similar characteristics to those discussed above should submit a request in writing to the Chief Legal and Risk Officer or her delegee.

I.	Summary of Reporting and Pre-Approval Requirements.

The following table is intended to provide a summary of the reporting and pre-approval requirements in this Code.

IF AN EXEMPT SECURITY IS NOT LISTED ON THE CHART BELOW, IT WILL BE SUBJECT TO THE REPORTING REQUIREMENTS (INITIAL AND ANNUAL HOLDINGS REPORTS AND QUARTERLY TRANSACTIONS REPORTS), BUT IT WILL NOT BE SUBJECT TO PRE-APPROVAL.

Instrument:	Holdings Reports Required (Initial and Annual)	Quarterly Reports Required	Pre-Approval Required
Fixed Income Securities	Y	Y	Y

IPOs	Y	Y	Y

Hedge Funds**	Y	Y	Y

Derivative Transactions (e.g., purchase of futures contract)	Y	Y	Y

Foreign Exchange Transactions	Y	Y	Y

Exchange Traded Funds	Y	Y	N

Equity Securities and Options on Equity Securities (excluding equity securities acquired in an IPO which are discussed above.)	Y	Y	Y (for Malbec Covered Persons) N (for other Covered Persons)

Equity Index Options	Y (for Malbec Covered Persons)	Y (for Malbec Covered Persons)	Y (for Malbec Covered Persons)

Name of the broker or bank where any accounts are held must also be included in the initial and annual holdings report.

	N (for other Covered Persons)(not a security or a derivative)*	N (for other Covered Persons)	N (for other Covered Persons)

Reporting of the specific holdings is not required for initial and annual reports however, the name of the broker or bank where any accounts are held must be included in the initial and annual holdings report.

Mutual Fund Subadvised by FFTW or Private Fund Advised by Malbec	Y	Y	Y (also subject to three month holding period)

Mutual Fund Advised by Third Party Managers	N (Exempt Security)*	N (Exempt Security)	N

Reporting of the specific holdings is not required for initial and annual reports however, the name of the broker or bank where any accounts are held must be included in the initial and annual holdings report.

Closed End Funds	Y	Y	N

Bank Certificates of Deposit, Commercial Paper and High Quality, Short-Term Debt Instruments, including Repurchase Agreements, Direct Obligations of the Government of the United States

N (Exempt Security)*

Reporting of the specific holdings is not required for initial and annual reports however, the name of the broker or bank where any accounts are held must be included in the initial and annual holdings report.

		N (Exempt Security)	N

*	Note that while reporting of the specific holdings is not required for initial and annual reports for transactions involving Exempt Securities as defined, the name of the broker or bank where any accounts are held that include an Exempt Security must be included in the initial and annual holdings report.
**	Hedge funds are offered through a limited offering which requires pre-approval.

VII.	RESPONSIBILITY FOR ADMINISTRATION OF THE CODE

The Chief Legal and Risk Officer or the Chief Executive Officer and their delegees shall be responsible for the administration of this Code of Ethics and shall take all steps necessary to implement the provisions of the Code, including the following:

A. Review of Reports Filed. Reviewing all reports filed under the Code, determining whether all required reports have been filed and obtaining from Covered Persons copies of any overdue reports that have not yet been filed.

B. Remedial Actions and Sanctions for Violations of the Code. Determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management of the relevant Finn as necessary, deciding on the appropriate action to be taken in response to any such violation.

C. Annual Reports Requested by Investment Advisers of FFTW-Managed Funds. Preparing (at the request of investment advisers of the FFTW-Managed Funds) and providing to such investment advisers/the Board of Directors of the FFTW-Managed Funds, no less frequently than annually, a written report describing any issues that have arisen under Article VI of this Code of Ethics (“Standards of Conduct and Requirements Relating to Personal Trading”) since the last such report to such investment adviser/Board, including, but not limited to, information about material violations of Article VI by Covered Persons and remedial actions taken and sanctions imposed in response to those violations.

D. Notification of Reporting Obligation. Identifying all Covered Persons and informing such Covered Persons of their reporting obligations pursuant to this Code of Ethics.

Although the Chief Executive Officer and Chief Legal and Risk Officer have ultimate responsibility for administration of the Code, all Covered Persons are required to report any suspected violations to the Chief Legal and Risk Officer or Chief Executive Officer.

VIII.	RECORDKEEPING REQUIREMENTS

The Chief Legal and Risk Officer or her delegee shall preserve in an easily accessible place:

A. A copy of this Code of Ethics and any prior version that was in effect at any time within the past five years;

B. A list of all persons, currently or within the past five years, who are or were required to make reports pursuant to this Code of Ethics or who are or were responsible for reviewing these reports;

C. A copy of each report made pursuant to this Code of Ethics for at least five years after the end of the fiscal year in which the report was made;

D. A record of any violation of this Code of Ethics and any action taken thereon for five years after the end of the fiscal year in which the violation occurred;

E. A record of any decision, and the reasons supporting the decision, to approve (i) transactions by Covered Persons in Securities (other than Exempt Securities), Derivatives, or foreign exchange contracts requiring approval in accordance with this Code of Ethics, or (ii) acquisitions by Covered Persons of Beneficial Ownership in any IPO or Limited Offering or of interests in FFTW-Managed Funds or Malbec Funds, in each case under Article VI of this Code of Ethics, for at least five years after the end of the fiscal year in which the approval decision was made; and

F. A copy of each annual certification report made pursuant to Rule 17j-l(c)(2)(ii) of the Investment Company Act for at least five years after the end of the fiscal year in which the report was made.

The Chief Legal and Risk Officer or her delegee is responsible for maintaining records in a manner to safeguard their confidentiality. Each Covered Person’s records will be accessible only to the Covered Person, the Chief Legal and Risk Officer or her delegee and senior management of the relevant Finn.

IX.	FREQUENTLY ASKED QUESTIONS

Question 1

Q:	Can a Covered Person satisfy the initial or annual holdings report requirement by filing a copy of a Securities account statement?

A:	Yes, if the statement includes all of the information required by the report form attached to these procedures.

Question 2

Q:	Must reports of a Covered Person’s brokerage accounts include accounts that hold only Exempt Securities as defined in these procedures, even if those Securities need not be reported?

A:	Yes. A Covered Person must include in his or her initial and annual holdings reports the name of any broker-dealer or bank with which the Covered Person has an account in which any Securities are held for his or her direct or indirect benefit. A Covered Person must also report any account established by the Covered Person in which any Securities were held during the quarter.

Question 3

Q:	Must a Covered Person file a transaction report for Securities acquired through a gift or inheritance?

A:	Yes. A Covered Person must report any transaction (including a purchase or other acquisition) in a Security in which the person had any direct or indirect beneficial ownership unless the Security is not subject to the reporting requirements.

Question 4

Q:	Must a Covered Person report the holdings and transactions of his or her spouse?

A:	Yes, if the Covered Person has any direct or indirect beneficial ownership of Securities (other than Securities not subject to the reporting requirements) held by the spouse.

Question 5

Q:	Must a Covered Person report holdings of or transactions in Securities by ESOPs, or pension or retirement plans (“plans”) in which the Covered Person participates?

A:	Yes, if the Covered Person has a direct or indirect beneficial ownership interest in Securities held by the plan. A Covered Person who holds Securities as a beneficiary of a trust over which he or she exercises investment control, such as a 401(k) or other participant-directed employee benefit plan, would be considered to be a beneficial owner of Securities in the plan.

Question 6

Q:	May a Covered Person invest in funds managed by FFTW or Malbec?

A:	Yes, subject to complying with the pre-approval requirement under Article VI, paragraph C above, and the restriction on short-term trading under Article VI, paragraph D above.

B. ANTI-MONEY LAUNDERING POLICIES

I.	INTRODUCTION

“Money laundering” is understood to be the process by which individuals or entities attempt to conceal the true origin and ownership of the proceeds of internationally recognized criminal activity, such as organized crime, drug trafficking or terrorism.6

The phases of money laundering are:

1. Placement - The introduction of currency into a financial services institution.

2. Layering - The movement of funds from an institution to hide the source and ownership of funds.

3. Integration - The reinvestment of funds in an ostensibly legitimate business or transaction.

To aide in the identification of suspicious transactions,7 legal requirements have been implemented that:

i) require us to establish and maintain specific policies, procedures and training programmes to guard against our being used for the purposes of money laundering.

ii) require us to seek satisfactory evidence of the identity of those with whom we do business.

iii) require all staff to report suspicion of money laundering to the appropriate Anti-Money Laundering Compliance Officer (“A-MLCO”).

iv) require us to conduct independent testing of the anti-money laundering program.

Failure to comply with any of these requirements constitutes a violation of law that could entail criminal penalties for the individual found guilty of an offence, irrespective of whether money laundering has taken place.

II.	ANTI-MONEY LAUNDERING PROCEDURES

A.	ANTI-MONEY LAUNDERING COMPLIANCE OFFICERS

Regulation and good business practice requires FFTW to appoint A-MLCOs.8 A Senior Compliance Officer for FFTW( NY) in New York and a Compliance Officer for FFTW in London are designated the A-MLCOs for their respective offices and share anti-money laundering responsibilities for FFTW globally.

The A-MLCOs shall have responsibility for the oversight of anti-money laundering activities and shall be the key people in our implementation of anti-money laundering strategies and policies.

[6]

Money laundering would also include concealing the true origin and ownership of the proceeds or benefits of serious offenses, the entry into an arrangement which facilitates the retention or control of benefits or proceeds of such internationally recognized; criminal activity or serious offences, and the facilitation of terrorist-related activities and acts.

[7]	Examples of suspicious transactions are included in Appendix II of this Code. These examples are not meant to be exhaustive; rather, they are meant to be illustrative.
[8]

Under U.K law. the person who oversees anti-money laundering policies is referred to as the money laundering reporting officer (MLRO). For specific individuals who have been designated as FFTW’s A-MLCOs please refer to Appendix III.

The A-MLCOs shall monitor the day-to-day operations of anti-money laundering policies and respond promptly to any reasonable request for information made by a regulatory body.

The A-MLCOs are responsible for:

i)	receiving internal reports regarding suspicious activities;

ii)	taking reasonable steps to access any relevant “know your business” information;

iii)	responding to regulatory requests for suspicious activity reporting;

iv)	obtaining and using national and international findings on money laundering and terrorist activities;

v)	taking reasonable steps to establish and maintain adequate procedures for staff awareness and training;

vi)	making annual reports to the senior management; and

vii)	alerting employees to the potential effect of any breach of anti-money laundering laws.

In addition, FFTW’s A-MLCO for FFTW UK has overall responsibility within FFTW UK for the establishment and maintenance of effective anti-money laundering systems and controls as required under the rules of Financial Services Authority in the UK.

B.	POLICIES, PROCEDURES AND CONTROLS

Identification of the client. Each Firm must take reasonable steps to find out the identity of its clients9 by obtaining sufficient evidence so that the Firm can verify that any client is who he, she or it claims to be.10

If the relevant client with whom we have contact is, or appears to be, acting on behalf of another (an intermediary), absent appropriate representations from the intermediary, we must obtain sufficient evidence of both their identities.

FFTW has engaged Financial Tracking Technologies (FTT) to provide an anti-money laundering service whereby, on a daily basis, FTT checks a list of client names provided by FFTW and a listing of the directors and officers of such clients, which FTT gathers from various public database resources, against the U.S. Treasury’s Office of Foreign Assets (“OFAC”) and the Financial Crime Enforcement Network (“FinCEN”) watchlists and notifies FFTW of any findings.

[9]

Reliance on a FATF-regulated institution is permissible for non-mutual fund investors. In addition, if an account is established in the name of the FATF-regulated foreign financial intermediary and identification of the underlying client is not practicable under the circumstances, a Firm may treat the foreign financial intermediary as the customer for the purpose of satisfying its customer identification requirements.

[10]

For FFTW, an Anti-Money Laundering Questionnaire, which must be completed and signed-off on before FFTW commences business with any new client is included as Appendix I of this Code. Each Firm must also make a reasonable effort to determine that the client is not a terrorist, an entity owned or controlled by a terrorist, or a person or entity acting on behalf of or at the direction of any terrorist or entity owned or controlled by a terrorist (collectively, a “prohibited person”), by consulting with relevant lists of such prohibited persons published by governmental authorities with jurisdiction over such matters.

Each FFTW client is allocated a risk rating according to the likelihood of the client being involved in money laundering activity. This rating is maintained by FFTW’s A-MLCO in London or New York.

Malbec’s current business is to manage the Malbec Funds and as such Malbec has engaged GlobeOP Financial Services (Cayman) Limited (“GlobeOp”) to provide an anti-money laundering service whereby, among other things, GlobeOp collects documentation necessary to establish the identification of Malbec investors, conducts source of funds checks on incoming Malbec investor subscription funds, monitors and conducts due diligence on Malbec investors who have represented that they are (or are immediate family members or close associates of) politically exposed persons, performs sanctions screening and screening against various international lists of terrorists (including OFAC watchlists) on a daily basis, and investigates and reports suspicious activities where appropriate. Should Malbec begin to manage separate accounts, Malbec will consider appointing an A-MLCO.

Ongoing monitoring of client and investor anti-money laundering documentation and the client risk ratings will be carried out as part of the Global Compliance Monitoring Programme. In addition an annual assessment will be conducted by the A-MLCOs and details of this assessment and any resulting changes will be included in the A-MLCOs’ annual report.11

Internal Reporting. If an employee knows or suspects that a client, or the person on whose behalf the client is acting, is involved in money laundering, the relevant employee must promptly contact the relevant A-MLCO. In addition, if any employee knows or suspects that:

i)	a client, or the person on whose behalf the client is acting, is a prohibited person;

ii)	any funds to be collected or provided to the client, or the person on whose behalf the client is acting, will be used for a terrorist act;

iii)	any financial transaction or dealing would be, directly or indirectly, in property (“Terrorist Property”) that is owned or controlled by or on behalf of any prohibited person;

iv)	any financial services or related services to be provided would be in respect of Terrorist Property and would be to or for the benefit of or on the direction or order of any terrorist or entity owned or controlled by any terrorist;

v)	any fund, financial assets, or economic resources, or financial or related services, would be for the benefit of any prohibited person;

vi)	any Firm has possession, custody or control of any property belonging to any terrorist, or any entity owned or controlled by any terrorist;

viii)	has information about any transaction or proposed transaction in respect of any property belonging to any terrorist or any entity owned or controlled by any terrorist;

ix)	a transaction or pattern of transactions involves funds derived from illegal activity that is intended or conducted in order to hide or disguise funds or assets derived from illegal activity;

x)

a transaction or pattern of transactions is designed, whether through structuring[12] or other means, to evade any requirements or any regulations promulgated under the USA PATRIOT Act or other applicable Federal Securities Laws;

xi)	a transaction or pattern of transactions has no business or apparent lawful purpose or is not the sort in which the particular customer would normally be expected to engage, and the employee knows of no reasonable explanation for the transaction after examining the available facts; or

[11]	FSA Handbook and JMLSG Guidance Notes provide that firms carry out a risk assessment of all clients in respect of money laundering and that this assessment be reviewed on a regular basis.
[12]	“Structuring” is the breaking up of transactions for the purpose of evading Bank Secrecy Act reporting and recordkeeping requirements.

xii)	a transaction or pattern of transactions involves the use of any Firm to facilitate criminal activity;

the relevant employee must promptly contact the relevant A-MLCO. Any information provided to the A-MLCO must not be disclosed to anyone else consistent with the requirements against tipping off set forth below.

To enforce the policy, each Firm shall take steps to discipline any employee who fails, without reasonable excuse, to make a report in the circumstances described above. Failure by an employee to follow these anti-money laundering policies will be grounds for termination.

The Offence of Tipping Off. Where any investigation into suspected money laundering is being conducted, or a disclosure of suspected money laundering has been made, it is an offence to reveal any information to another person which is likely to prejudice any investigation.

External Reporting. Any report that is made by an employee will be considered by the A-MLCO, or his/her duly authorised delegate, and if having considered the report and any relevant “know your business” information to which he/she has sought access, the A-MLCO, or his/her duly authorised delegate, suspects that a person has been engaged in money laundering, he/she will report promptly to the relevant Firm’s senior management and the appropriate regulatory body.13

Government and Financial Action Task Force Findings. Each Firm must obtain and make proper use of any government findings and any findings of published notices relating to money laundering and terrorist activities.

Record Keeping. Each Firm must make and retain records for six years from the end of the relationship with the client. Records include evidence of the identity of the client, details of every transaction, actions taken in relation to internal and external reporting requirements and, when a A-MLCO has considered information or other matters concerning suspicion of money laundering but has not made a report to the relevant authorities, a record of that information or matter.

C.	INDEPENDENT AUDIT

Compliance Monitoring. Each Firm shall establish and maintain appropriate systems and controls for its compliance with its regulatory obligations and to counter the risk that it might be used to further financial crime. It is anticipated that further guidance may be distributed from regulatory agencies regarding implementation of an independent audit function to test compliance with applicable anti-money laundering regulations and each Firm’s specific policies and procedures.

C. CONTINUING EDUCATION AND TRAINING

Each Firm will provide opportunities for appropriate industry and professional continuing education and training for its employees. Employees are required to satisfy certain minimum annual continuing education and training requirements. Additionally, each Firm will also provide anti-money laundering training for its employees. Despite the fact that no Firm’s activities involve directly the “handling” of transactions that may involve money laundering, it is important for all employees of financial organizations which serve clients to be knowledgeable of the contents and vigilant in the implementation of sound anti-money laundering policies. The Firms may engage external service providers to provide such continuing education and training and may also rely on internal resources and seminars. The Chief Legal and Risk Officer will on an annual

[13]

In addition, suspicions of terrorist activities, particularly suspicions relating to activities discussed above in “Internal Reporting,” must be reported. For Singapore, although the A-MLCO can make the report to senior management, FFTW Singapore is required to make the report to the relevant Singapore regulatory body.

basis circulate a Firm-wide memorandum reminding employees of their obligation to participate in continuing education and training opportunities. Each employee is required to complete an Annual Training Sheet (in the form of Exhibit 10 hereto) to indicate, and to permit each Firm to monitor, his or her compliance with his or her annual continuing education and training requirements and obligations. As a general matter, it is expected that employees will be asked to complete the Annual Training Sheet at the same time as they are required to provide their annual certification of compliance with the provisions of the Code of Ethics.

APPENDIX I

ANTI-MONEY LAUNDERING QUESTIONNAIRE

This questionnaire must be completed before FFTW starts managing assets for a new client.

1.	Fill in client information

Inception Date:

Name of New Client:

PRISM Code:

BNP Sub-managed Client: (if yes, which office)

Address:

Telephone Number:

Email Address:

Website:

2.	Respond to all the questions below

	Yes	No
1. Is the client a company whose shares or those of its ultimate parent are listed on major world exchanges?	☐	☐

2.      Is the client a government (or similar body) in a well regarded and justly governed country, state or province (or agency or instrumentality thereof), a central bank of such a country, or a supra-national institution?

	☐	☐

3. Is the client an EU bank or UK building society?	☐	☐

4. Is the client a firm regulated by the Financial Services Authority or by another EU regulator?	☐	☐

5. Is the client a FINRA member?	☐	☐

6. Is the client a registered US investment company for which FFTW acts as sub-adviser?	☐	☐

7. Is the client an investment trust manager or financial institution licensed by the Financial Services Agency?	☐	☐

8. Is the client a financial institution regulated in a jurisdiction implementing equivalent anti-money laundering legislation to the European Money Laundering Directive?[14]	☐	☐

9. Is the client a reputable company listed on credible standard industry directories (e.g., Dun & Bradstreet) and almanacs?	☐	☐

10.    Is the client an employee benefit plan regulated under (i) US federal, state or local law (e.g., ERISA) or (ii) an equivalent pension regime in a justly governed country, state, province or agency or instrumentality thereof?

	☐	☐

11. Is the client an EU authorized mutual fund?	☐	☐

3.	If the answer to any of the above questions is “Yes”

If the answer to any of the above questions is “Yes”, FFTW must retain evidence supporting the “exempt” status of the client. While detailed proof of identity is not required, confirmation of the existence of the client and of its regulated status (where applicable) may be required. To the extent applicable, such proof of identity should include the information included in Annex 1 to this Appendix 1 below.

Exemptions from the identification procedures are all subject to the overriding condition that there is no knowledge or suspicion, nor grounds for knowing or suspecting, that the client, or any person on whose behalf the client is acting, is engaged in money laundering.

4.	If the answer to all of the questions above is “No”

If the answer to all of the questions above is “No”, then the following information must be obtained from the client.

Information required from institutional clients

•	list of director/partners (for non-UK companies, identification (passport or National I.D. Card) of one director/partner will be required);

•	memorandum and articles of association and certificate of incorporation (or similar documents);

•	copy of latest annual report and financial statements;

•	list of shareholders/partners detailing ultimate ownership of the organisation; and

•	evidence of the authority of individuals to act on behalf of the organisation.

5.	SDN check

Confirmation that the SDN list maintained by OFAC has been checked to ensure that it does not include the name of the client or any of its directors.

Confirmed by: ________________________ Date: _________________

[14]	Please refer to the A-MLCOs to enquire about the status of any particular country.

6.	Risk Rating

HIGH    ☐            MEDIUM    ☐            LOW    ☐

7.	Sign off

Completed by: _______________________ Date: _________________

Reviewed by: ________________________ Date: _________________

Additional

ANNEX I TO APPENDIX I

Standard evidence of identity required:

1.	Regulated financial services firms that are subject to money laundering regulations

•	Evidence of regulatory status

•	Authorised signatory list

2.	Corporates (other than regulated firms)

•	Full company name

•	Registered number of company (including any registration numbers with regulators)

•	Registered office in country of incorporation

•	Business address

•	Names of all directors (or equivalent)

•	Names of beneficial owners holding over 25% (private companies)

•	Authorised signatory list

3.	Trusts / Pension Schemes

•	Full name of Trust

•	Nature and purpose of the Trust

•	Country of Establishment

•	Names of all trustees

•	Name and address of any protector or controller

•	For UK pension schemes, HM Revenues & Customs approval if applicable

•	For pension schemes, identity of principal employer in accordance with Corporates as above

•	Authorised signatory list

4.	Public sector bodies, Governments, State-owned companies and Supranational

•	Full name of entity

•	Nature and status of entity (e.g. overseas government, treaty organization)

•	Address of entity

•	Nature of the home state authority

•	Names of directors (or equivalent)

•	Authorised signatory list

APPENDIX II

Examples of Suspicious Transactions

1.	New business

Although long-standing clients may be laundering money through an investment business, it is more likely to be a new client who may use one or more accounts for a short period only and may use false names and fictitious companies. Suspicious investments may be directly with an investment business or indirectly via an intermediary who “doesn’t ask too many awkward questions,” especially (but not only) in a jurisdiction where money laundering is not regulated or where the rules are not rigorously enforced.

The following situations will usually give rise to the need for additional inquiry:

(a)	A personal client for whom verification of identity proves unusually difficult and who is reluctant to provide details;

(b)	A corporate/trust client where there are difficulties and delays in obtaining copies of the accounts or other documents of incorporation;

(c)	An investor introduced by an overseas bank, affiliate or other investor both of which are based in countries where production of drugs or drug trafficking may be prevalent.

2.	Intermediaries

There are many legitimate reasons for a client’s use of an intermediary. However, the use of intermediaries does introduce further parties into the transaction thus increasing opacity and, depending on the designation of the account, preserving anonymity. Likewise, there are a number of legitimate reasons for dealing via intermediaries on a “numbered account” basis; however, this is also a useful tactic which may be used by the money launderer to delay, obscure, or avoid detection.

Any apparently unnecessary use of an intermediary in the transaction should give rise to further inquiry.

3.	Disposition

The aim of money launderers is to take “dirty” cash and to turn it into “clean” spendable money. Many of those at the root of the underlying crime will be seeking to remove the money from the jurisdiction in which the cash has been received with a view to its being received by those criminal elements for whom its is ultimately destined in a manner which cannot easily be traced. The withdrawal of funds from a portfolio with a request from the client to make payment to a third party without any apparent connection with the client may well give rise to further inquiry.

APPENDIX III

LISTING OF A-MLCOs

FIRM A-MLCOs:

1. Ethna Horigan, Compliance Officer (FFTW UK. Ethna Horigan shares global anti-money laundering responsibilities for the Firms (other than Malbec) with Jelena Petrovic)15

2. Jelena Petrovic, Senior Compliance Officer (FFTW NY. Jelena Petrovic shares global anti-money laundering responsibilities for the Firms (other than Malbec) with Ethna Horigan).

[15]

Ethna Horigan has overall responsibility within FFTW UK for the establishment and maintenance of effective anti-money laundering systems and controls as required under the rules of Financial Services Authority in the UK.

EXHIBIT 1

Code of Ethics

Initial Certificate of Receipt

I _______________________________________________________________ certify that I have received and reviewed a copy of the Code of Ethics of the Charter Atlantic Corporation Group and that I understand the requirements therein and agree to be bound by its terms.

Date	Signature of Covered Person

EXHIBIT 2

Code of Ethics

Annual Compliance Certificate 2008

I __________________________________________ certify that I have received and read a copy of the Code of Ethics of the Charter Atlantic Corporation Group and agree to be bound by the Code of Ethics. I further certify that I have complied with the Code of Ethics and understand that any such breach of the Code of Ethics is grounds for immediate dismissal for cause. I also certify that I have met all the reporting requirements of the Code of Ethics.

Date	Signature of Covered Person

EXHIBIT 3

Quarterly Report of Gifts Received By Covered Persons Valued Over $100

Employee:

Quarter:

Please list all gifts received by you in your capacity as an employee of [CAC] [FFTW] [Malbec]:

Date	Person/Company Giving Gift	Gift Description	Estimated Value

Supervisor approval obtained?        ☐  Yes        ☐  No

Covered Person’s signature: _________________________________________

Date: _____________

EXHIBIT 4

REQUEST FOR PRE-APPROVAL FOR TRANSACTIONS IN

FIXED INCOME SECURITIES

EQUITY SECURITIES

OPTIONS ON EQUITY SECURITIES

EQUITY INDEX OPTIONS

DERIVATIVE TRANSACTIONS

FOREIGN EXCHANGE CONTRACTS

FFTW-MANAGED FUNDS

INITIAL PUBLIC OFFERINGS OR

LIMITED OFFERINGS

Employee:

Purchase or Sell (circle one)

Expected execution date	Dealer/Broker	Number of Shares/ Principal Amount	Security description

Number of Transactions Requiring Pre-approval Engaged in within the Current Calendar Month:

I hereby declare that the proposed transaction will in no way represent a conflict with [CAC’s][FFTW’s][Malbec’s] personal account dealing rules. I also confirm that I have no inside information nor other confidential information about the selected investment, nor information which may give rise to a conflict of interest. I also acknowledge that failure to comply with the personal account dealing rules, or any written amendment, may constitute an act of gross misconduct and may result in disciplinary action.

Covered Person’s signature:

Date:

Approved by:

Chief Legal and Risk Officer (or delegee)

Approved by:16

[Investment Product Head (or delegee)] [Malbec Senior Risk Manager]

Pre-Approval expires on:

[16]

Investment Personnel requesting Pre-Approval must obtain approval from (i) the respective Investment Product Head or his/her delegee (in the case of FFTW Covered Persons) or Malbec’s Senior Risk Manager (in the case of Malbec Covered Persons), and (ii) the Chief Legal and Risk Officer or her delegee.

EXHIBIT 5

QUARTERLY REPORT OF PERSONAL INVESTMENT TRANSACTIONS

I. Quarter Ending

Instructions:

1. Report all Securities transactions engaged in during the quarter, except for transactions in Securities,* which need not be reported.

2. Report Securities acquired by gift or inheritance.

3. Report transactions in retirement plan accounts.

Name (please print):

Please check as applicable (refer to note below):

☐  No transactions to report.                     ☐  Transactions to report as follows

	Date	Number of Shares/ Principal Amount	Name /Security Description (ticker symbol or CUSIP, if applicable)	Price	Dealer/Broker/Bank
FIXED INCOME SECURITIES
Purchases
Sales
EQUITY SECURITIES
Purchases
Sales
OTHER TRANSACTIONS
Purchases
Sales

*	Securities which need not be reported include: (1) direct obligations of the Government of the United States, (2) bankers’ acceptances, bank certificates of deposits, commercial paper and high quality, short-term debt instruments, including repurchase agreements, and (3) shares issued by open-end mutual funds, except FFTW-Managed Funds and Exchange Trade Funds (ETFs) which must be reported

Has a new account been opened during the past quarter (include accounts which hold Securities that need not be reported)?    Yes  ☐    No  ☐

If the answer to the question above is yes, please indicate the following:

Name of Broker:                                          Date Account Established:

*            *            *

I hereby declare that the foregoing transaction will in no way represent a conflict with the personal account dealing rules set forth in the Code of Ethics and I have no inside information nor other confidential information about the selected investment, nor information which may give rise to a conflict of interest. I also acknowledge that failure to comply with the personal account dealing rules, or any written amendment, may constitute an act of gross misconduct and may result in disciplinary action.

Signature:	Date:

EXHIBIT 6

Initial and Annual Report of Securities Holdings

Name (please print)

I. Please identify below all Securities currently held by you, except: (1) United States Treasury Securities, (2) bankers’ acceptances, bank certificates of deposit and time deposits, commercial paper and high quality, short-term debt instruments (less than 270 days), and (3) shares issued by open-end mutual funds except that FFTW-Managed Funds and Exchange Trade Funds (ETFs) do need to be reported.

Broker/Dealer or Bank	Security (name, description CUSIP or ticker, if applicable)	Number of Shares	Principal Amount

II. If you hold Securities that need not be reported as defined above, please identify the name of any broker, dealer or bank with whom you maintain an account in which these Securities are held:

Broker/Dealer or Bank

Check here if     ☐ Initial Report

☐ Annual Report

Signature:	Date:

EXHIBIT 7

INITIAL AND ANNUAL EMPLOYEE DISCLOSURE INFORMATION STATEMENT

A. In the past ten years, have you:	YES	NO

(1) been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐	☐

(2) been charged with any felony?	☐	☐

B. In the past ten years have you:

(1)    been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

	☐	☐

(2) been charged with a misdemeanor specified above?	☐	☐

C. Has the Commodity Futures Trading Commission (CFTC), Financial Services Authority (UK) (FSA), Financial Services Agency (Japan) (FSA), Monetary Authority of Singapore (MAS), National Futures Association (NFA), Ontario Securities Commission (OSC) or the Securities and Exchange Commission (SEC), ever:

(1) found you to have made a false statement or omission?	☐	☐

(2) found you to have been involved in a violation of its regulations or statutes?	☐	☐

(3) found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

(4) entered an order against you in connection with investment-related activity?	☐	☐

(5) imposed a civil money penalty on you or ordered you to cease and desist from any activity?	☐	☐

D. Has any other regulatory agency:

(1) ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	☐	☐

(2) ever found you to have been involved in a violation of investment-related regulations or statutes?	☐	☐

(3) ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

(4) in the past ten years, entered an order against you in connection with investment-related activity?	☐	☐

	YES	NO

(5) ever denied, suspended, or revoked your registration or license or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	☐	☐

E. Has any self-regulatory organization or commodities exchange ever:

(1) found you to have made a false statement or omission?	☐	☐

(2) found you to have been involved in a violation of its rules?	☐	☐

(3) found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

(4) disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?	☐	☐

F. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?	☐	☐

G. Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any questions referenced above?	☐	☐

H. (1) Has any court:	☐	☐

(a) in the past ten years, enjoined you in connection with any investment-related activity?	☐	☐

(b) ever found that you were involved in a violation of investment-related statutes or regulations?	☐	☐

(c) ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a financial regulatory authority?	☐	☐

(2) Are you now the subject of any civil proceeding that could result in an answer of yes to the above questions?	☐	☐

Signature:

Print Name:

Date:

*	If any of the above information should change, you are responsible for updating the information and notifying the Risk Oversight group or the Director of Administration.

EXHIBIT 8

Code of Ethics

Certificate of Receipt – Amended Code of Ethics

I                                                               certify that I have received and reviewed a copy of the amended Code of Ethics of the Charter Atlantic Corporation Group, and that I understand the requirements therein and agree to be bound by its terms.

Date	Signature of Covered Person

EXHIBIT 9

Outside Activity Disclosure Form

Name of Employee:

Disclosure of Outside Activity:

Do you hold any office, directorship, employment or other position in an outside organization?

☐  Yes        ☐  No

If the above has been marked “YES” please complete the remaining portion of the form for each organization.

Name of Organization:

Position(s) Held:

Business of the organization(s):

If officer or director, list the amount of compensation:

Do you hold more than 5% financial interest in any outside venture (including publicly held corporations):

Name of venture(s):

Business of the organization(s):

Does any organization or venture listed above compete or do business directly or indirectly with CAC Group of Companies (CAC Group of Companies includes Charter Atlantic Corporation, Fischer Francis Trees and Watts, Inc., Fischer Francis Trees and Watts, Fischer Francis Trees and Watts (Singapore), Pte. Ltd., Malbec Partners, Inc., and Malbec Partners LLP)?.

If so, explain:

_____________________________________________________________________

_____________________________________________________________________

Are your responsibilities for any of the organizations or ventures listed above similar to or potentially affected by your current responsibilities at CAC Group of Companies? If so, explain:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

Review of Disclosed Outside Interest:

Approved by:

[FFTW Department Head (or delegee) must approve FFTW Covered Person request]

[Malbec Chief Executive Officer or Malbec Chief Operating Officer must approve Malbec Covered Person request]

[Management Committee member must approve request of Covered Person who is a member of the Management Committee)]

Accepted by:

    Chief Legal and Risk Officer (or delegee)

EXHIBIT 10

Annual Training Sheet

Employee

Last Name

First name

Description/Title of Continuing Education Courses and/or Seminars	Duration	Completion Date

Total Hours

(Minimum requirement: 15 Hours)

Employee’s Signature